Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TuSimple Holdings Inc. (formerly known as Tusimple (Cayman) Limited):

We consent to the use of our report dated March 5, 2021, with respect to the consolidated balance sheets of Tusimple (Cayman) Limited as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred shares and shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

San Diego, California April 15, 2021